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                                  EXHIBIT 99(b)

                       PERFORMANCE VESTED RESTRICTED STOCK
                             OPTION AWARD AGREEMENT




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                                   TEAM, INC.


           PERFORMANCE VESTED RESTRICTED STOCK OPTION AWARD AGREEMENT
                                    ("PSOS")

         THIS PERFORMANCE VESTED RESTRICTED STOCK OPTION AWARD AGREEMENT (the "Agreement") is made effective as of April 29, 1999 between Team, Inc., a Texas corporation (the "Company"), and GEOFFREY P. GILMORE (the "Option Holder").

         WHEREAS, Gilmore has accepted the position of President and Chief Operating Officer of Team's wholly-owned subsidiary, Climax Portable Machine Tools, Inc. as documented by a letter agreement (the "Letter Agreement") dated April 29, 1999 and,

         WHEREAS, the Letter Agreement provides that Gilmore is entitled to a grant of 20,000 Performance Stock Options ("PSO's"), which are intended to reward Gilmore for achieving certain performance targets at Climax;

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the receipt and sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement, the Company, with the unanimous authorization and approval of its Board of Directors, hereby grants to Gilmore effective as of April 29, 1999, (the "Grant Date") this PSO Option to purchase 20,000 Shares at a price of $3.125 per share (the "Option Price") which is the closing price of the Shares as traded on the American Stock Exchange on the Grant Date. This Agreement and the purchase of Shares hereunder is not intended to be and should not be interpreted to qualify as an Incentive Stock Option as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended.

2. OPTION PERIOD. The PSO Option granted herein may be exercised in whole or in part at any time prior to the termination of the Option Period as determined pursuant to Section 5 below, subject however to the limitation that said PSO Option shall be exercisable in increments ratably as set forth in Exhibit A hereto (the "Vesting Schedule"); and, provided, however, that the Board of Directors of the Company, in its sole discretion, may waive the Vesting Schedule and, upon written notice to the Option Holder, accelerate the earliest date or dates in which the Option granted hereunder is exercisable. The PSO Option granted by this Agreement is the Option described in Section 6.b of the Letter Agreement.

3. METHOD FOR EXERCISING THE OPTION. The vested portion of the Option may be exercised in whole or in part only by delivery in person or through certified or registered mail to the Company at its principal office in Alvin, Texas (attention: Corporate Secretary) of written notice specifying the Option that is being exercised and the number of Shares with respect to which the Option is being exercised. The notice must be accompanied by payment of the Option Price for the portion of the Option being exercised. Payment of this portion of the Option Price for the Shares shall be made in full by any of the following methods or any combination of the following methods:

         (a) In cash or by certified or cashier's check payable to Team, Inc.;

         (b) The delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value (defined in Section 11(i) below) of which equals the Option



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Price of the Shares purchased pursuant to the Option, properly endorsed for transfer to the Company. (For purposes of this Agreement, the Fair Market Value of any Shares delivered in payment of the Option Price upon exercise of the Option shall be the Fair Market Value as of the exercise date, and the exercise date shall be the day of delivery of the certificates for the Shares used as payment of the Option Price); or

         (c) The delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver promptly to the Company, in payment of the Option Price, the amount of the cash proceeds of the sale of Shares or a loan from the broker to the Option Holder sufficient, in each case, to pay the Option Price, and in a form satisfactory to the Corporate Secretary.

         (d) Upon such notice to the Corporate Secretary and payment in full of the amount of the Option Price being exercised, the exercise of the Option shall be deemed to be effective, and a properly executed certificate or certificates representing the Shares so purchased shall be issued by the Company and delivered to the Option Holder or the agent designated by the Option Holder.

         4. ADJUSTMENTS.

         (a) In the event that the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split_up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Board in the number and kind of shares as to which outstanding Option, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Option shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per share.

         (b) In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option granted under this Agreement shall terminate as of a date to be fixed by the Board, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or any part of the Shares covered thereby, including Shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

         (c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then

                  (i) If there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Shares under outstanding and unexercised stock options for securities of another corporation, then the Board shall take such action, and the Option shall terminate, as provided in subparagraph (b) of this Paragraph 4; or

                  (ii) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares under outstanding and unexercised stock options for securities of another corporation, then the Board shall adjust the Shares under


                                       2.
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such outstanding and unexercised stock options in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such Shares and such Option.

         (d) The term "Reorganization" as used in subparagraph (c) of this Paragraph 4 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization.

         (e) Adjustments and determinations under this Paragraph 4 shall be made by the Board, whose decisions shall be final, binding, and conclusive.

         5. EXPIRATION AND TERMINATION OF THE OPTION. This PSO Option shall expire at 5:00 p.m. Houston, Texas time on April 29, 2009 or prior to such time as follows (the period from the Grant Date to the date of the expiration of the PSO Option is defined herein as the "Option Period"):

         (a) Upon termination of the employment of the Option Holder for any reason other than death, the Option exercisable as of the date of termination may be exercised by Option Holder within three months after the date of the termination of employment of the Option Holder. If, as of the date of termination of employment, the Option Holder has completed at least five full years of continuous service with the Company, the three month period provided for in the preceding sentence shall be increased to six months. The determination of whether the Option Holder has completed such period of service shall be made by the Company's Board of Directors.

         (b) Upon termination of the employment of the Option Holder by reason of the death of the Option Holder, all the shares under the Option without regard to whether exercisable as of the date of the Option Holder's death, may be exercised by the personal representative of the deceased Option Holder, within 12 months of the date of the Option Holder's death.

         6. TRANSFERABILITY. The Option may not be transferred except by will or pursuant to the laws of descent and distribution, and it shall be exercisable during the Option Holder's life only by him, and after his death, only by those entitled to do so under his will or the applicable laws of descent and distribution.

         7. COMPLIANCE WITH SECURITIES LAWS. Upon the acquisition of any Shares pursuant to the exercise of the Option herein granted, the Option Holder or any person acting under Section 5(b) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

         8. LEGENDS ON CERTIFICATES. The Certificates representing the Shares purchased by exercise of an Option will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stock_transfer instructions with respect to such shares.

         9. WITHHOLDING.

         (a) Arrangement for Withholding. The Option Holder hereby agrees to make appropriate arrangements with the Company to provide for the amount of additional tax withholding under Sections 3102


                                       3.
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and 3402 of the Internal Revenue Code and applicable state income tax laws, if any, resulting from the exercise of the Option. If such arrangements are not made, the Company may refuse to issue any Shares to the Option Holder.

         (b) Withholding Election. The Option Holder may elect to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from shares otherwise issuable to the Option Holder, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Option Holder provided that all such elections shall be subject to the approval or disapproval of the Company's Board of Directors. The value of Shares to be withheld shall be based on the Designated Value of the Common Stock on the date that the amount of tax to be withheld is to be determined.

         10. ACKNOWLEDGMENT OF OPTION HOLDER. The Option Holder acknowledges having received and read this Agreement and agrees to comply with all laws, rules and regulations applicable to the grant and exercise of the Option and the sale or other disposition of the Common Stock.

         11. MISCELLANEOUS.

         (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

                  (i) If to the Company, to the Company at its principal place of business at Alvin, Texas (Attention: Corporate Secretary) or at such other address as may have been furnished to the Option Holder in writing by the Company; or

                  (ii) If to the Option Holder, to the Option Holder at his address on file with the Company, or at such other address as may have been furnished to the Company by the Option Holder.

         Any such notice shall be deemed to have been given as of the fourth day after deposit in the United States Postal Service, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

         (b) Amendment. The Board of Directors may make any adjustment in the Option Price, the number of Shares subject to, or the terms of the Option by amendment or by substitution of an outstanding Option. Such amendment or substitution may result in terms and conditions (including Option Price, the number of Shares covered, Vesting Schedule or Option Period) that differ from the terms and conditions of this Option. The Board of Directors may not, however, adversely affect the rights of the Option Holder without the consent of the Option Holder. If such action is made by amendment, the effective date of such amendment will be the date of the original grant of this Option. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Option Holder.

         (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.



                                       4.
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         (d) Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Company.

         (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns.

         (f) Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Option Holder any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Option Holder with respect to the Common Stock and the Option.

         (g) Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         (i) "Fair Market Value" means the closing price of the Common Stock reported on the composite tape or other reporting medium (for securities listed on the American Stock Exchange or other primary market or exchange on which the Common Stock is traded) as of the relevant date; provided, however, that if the Common Stock does not trade on the relevant date, such price shall be determined based upon the closing price of the Common Stock on the next preceding date on which trades occurred; and provided further, however, that should the primary market or exchange on which the Common Stock is traded adopt a continuous twenty-four hour trading policy, "Fair Market Value" for purposes of this Plan shall mean the price of the Common Stock on the last trade prior to 4:30 p.m., New York time, on any relevant date.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

                                               TEAM, INC.

                                               By:    /s/ PHILIP J. HAWK
                                                   -----------------------------
                                               Name:    Philip J. Hawk
                                               Title:   Chief Executive Officer

                                               OPTION HOLDER


                                                    /s/ GEOFFREY P. GILMORE
                                               ---------------------------------
                                                      Geoffrey P. Gilmore



                                       5.

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                                    EXHIBIT A

                                Vesting Schedule

                  Vesting of the PSO Option covered by this Agreement shall occur if the following performance targets at Climax are met during any fiscal year of the next five fiscal years (i.e., FYE May 31, 2000 through FYE May 31, 2005):


                  LEVELS                                                                OPTIONS VESTED
                  ------                                                                --------------
      LEVEL 1:

      If Climax earnings (excluding earnings on
      equipment sales to Team) before goodwill                                             5,000 Shares
      amortization are greater than $1.5 million.

      LEVEL 2:

      If Climax earnings (excluding earnings on
      equipment sales to Team) before goodwill
      amortization are greater than $2.0 million.                                          5,000 Shares

      LEVEL 3:

      If Climax earnings (excluding earnings on
      equipment sales to Team) before goodwill                                            10,000 Shares
      amortization are greater than $2.5 million.


NOTE: All levels can be earned in the same year.

In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then all options under this agreement will become fully vested at that time.